Exhibit 99.1

For Immediate Release
Contact:
Carol D. DeGuzman
Senior Director,
Corporate Communications
Tel: 650 845 7728
Email: cdeguzman@telik.com

TELIK ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Palo Alto, CA, - November 4, 2004 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $16.1 million, or $0.37 per share, for the third quarter ended September 30, 2004, compared with a net loss of $13.1 million, or $0.37 per share, for the comparable period in 2003. For the quarter ended September 30, 2004, total operating expenses increased to $16.8 million, from $13.3 million for the same quarter in 2003. The increase in operating expenses from the prior year was primarily due to expanded clinical development activities for TELCYTA™ (TLK286). TELCYTA is currently in Phase 3 registration trials in platinum resistant ovarian cancer and non-small cell lung cancer (NSCLC).

At September 30, 2004, Telik had $155.0 million in cash, cash equivalents and investments including restricted investments, compared to $201.1 million at December 31, 2003.

Highlights since the beginning of the 2004 third quarter have included:

10th Biennial International Gynecologic Cancer Society (IGCS) Meeting: Telik reported data from two positive Phase 2 clinical trials of TELCYTA administered in combination with standard chemotherapy in platinum refractory or resistant ovarian cancer. The results included:

•	TELCYTA plus carboplatin in platinum refractory or resistant ovarian cancer: a total of 53 patients have been enrolled in the trial, 27 of whom were evaluable for efficacy at the time of analysis. The objective response rate by RECIST is 54%, including 4 durable complete responses and 10 partial responses that have been independently reviewed. Objective responses were observed at all participating institutions including the Massachusetts General Hospital, Dana-Farber Cancer Institute and University of Texas M.D. Anderson Cancer Center. Based on these data, Telik plans to initiate the ASSIST-3 Phase 3 trial, to evaluate the combination of TELCYTA plus carboplatin versus Doxil in the second line treatment of platinum refractory or resistant ovarian cancer.

•	TELCYTA plus Doxil in platinum refractory or resistant ovarian cancer: a total of 51 patients have been enrolled in the trial, including 12 treated in a separate dose-escalation phase. At the time of analysis, 19 patients in Phase 2 were evaluable for efficacy. The objective response rate by RECIST is 42%, with eight partial responses that have been independently reviewed.

TRAP Drug Discovery Technology Publication: A study was reported in which Telik’s proprietary TRAP drug discovery technology was successfully used to identify novel, structurally distinct and active small molecule lead compounds using the “affinity fingerprints” of approved drugs active against a selected biological target. The study was published in the Journal of Medicinal Chemistry.

Conference Call and Webcast

Telik will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 pm. Pacific time) today. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 7:30 p.m. Eastern time on November 4 through November 11, 2004. Access to the live teleconference call is also available by calling 800-230-1092 or 612-288-0318.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA (TLK286) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Telik does not undertake any obligation to update forward-looking statements.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Contract revenue from collaborations:
With related parties	$—	$—	$—	$417
Other	44	6	119	12

Total revenues	44	6	119	429

Operating costs and expenses:
Research and development	14,250	10,671	43,063	30,651
General and administrative	2,551	2,628	7,904	6,713

Total operating costs and expenses	16,801	13,299	50,967	37,364

Loss from operations	(16,757)	(13,293)	(50,848)	(36,935)

Interest income, net	695	190	1,793	823

Net loss	$(16,062)	$(13,103)	$(49,055)	$(36,112)

Basic and diluted net loss per share	$(0.37)	$(0.37)	$(1.12)	$(1.01)

Weighted average shares used to calculate basic and diluted net loss per share	43,714	35,895	43,675	35,798

Selected Balance Sheet Data

(in thousands)

	September 30, 2004	December 31, 2003 (a)
	(Unaudited)
Cash, cash equivalents, investments and restricted investments	$154,957	$201,088

Total assets	162,825	208,307

Stockholders’ equity	146,866	194,302

(a)	Note: Derived from audited financial statements